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                    U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  FORM 12b-25



NOTIFICATION OF LATE FILING
                                                                 SEC FILE NUMBER
                                                                         0-15320
(Check One):
                                                                    CUSIP NUMBER
                                                                     358 033 108

[ ] Form 10-K and Form 10-KSB    [ ] Form 20-F    [ ] Form 11-K
[X] Form 10-Q and Form 10-QSB    [ ] Form N-SAR

For Period Ended: February 28, 1998

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

   For the Transition Period Ended:.............................................

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   Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.
   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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   If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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Part I -- Registrant Information

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                         THE FRESH JUICE COMPANY, INC.
                           (Full Name of Registrant)

                  280 Wilson Avenue, Newark, New Jersey 07105
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Address of Principal Executive Office (Street and Number) City, State and Zip
Code

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      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]         (a)   The reasons described in reasonable detail in Part III of
      this form could not be eliminated without unreasonable effort or expense;

[X]         (b)   The subject annual report, semi-annual report, transition
      report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]         (c)   The accountant's statement or other exhibit required by Rule
      12b-25(c) has been attached if applicable.

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PART III - NARRATIVE
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      State below in reasonable detail the reasons why Form 10-K and Form
      10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

      Additional financial reporting responsibilities relating to a proposed, possible business combination combined with transmission problems between the Company and its financial printer on April 14, 1998 resulted in the Company missing the April 14, 1998, 5:30 p.m. filing deadline by less than one (1) minute. The Registrant cannot eliminate the reasons for its inability to file the foregoing report without unreasonable effort and/or expense. The foregoing report has already been filed.

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PART IV - OTHER INFORMATION
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            (1)   Name and telephone number of person to contact in regard to this notification

      Mark Feldman              (973)         465-7100
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      (Name)                 (Area Code) (Telephone Number)

            (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                               [X] Yes    [ ] No
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     (3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                [ ] Yes   [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                         THE FRESH JUICE COMPANY, INC.
                  (Name of Registrant as specified in charter)



has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: April 14, 1998               By: /s/ Steven M. Bogen
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                                      Steven M. Bogen, Chief Executive Officer